FOR IMMEDIATE RELEASE

TORRENT ENERGY’S COOS BAY CBM GAS PROJECT ENTERS HOME STRETCH WITH MATERIAL PROGRESS ON MULTIPLE FRONTS

Portland, Oregon – July 23, 2007 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) announced today that material progress has been achieved during the last 45 days on a number of mission critical fronts required to bring its Coos Bay Coal Bed Methane natural gas project into commercial production. These milestones include: third party reservoir modeling which lends further credibility to internal field potential calculations; the completion of successful testing for a waste water disposal plan; and completion of initial design work for the gathering system to serve the first five Westport wells.

Specific operational progress during the past 45 days for Torrent’s coal-bed methane (CBM) natural gas project located in Coos Bay, Oregon, and operated by its subsidiary Methane Energy Corp. (“Methane”), includes:

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Methane has commissioned and received an independent engineering report from MHA Petroleum Consultants forecasting future gas and water production from a typical Westport well utilizing the field permeability data discussed in Torrents April 24, 2007, press release. The Westport wells 16-16 and 9-21 are currently producing gas to flare and formation water to storage with the goal to history match the MHA deliverability models in the coming months.

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Methane has, during the last two months, successfully completed testing of a water treatment system based upon licensed Texas A & M technology that allows for the inexpensive treatment of future frac water and produced water. Final permitting of a cost effective water management and disposal system capable of processing 2,000 barrels of water per day is expected in late-August.

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Methane has signed a Memorandum of Understanding (“MOU”) with an Oregon based pipeline company to facilitate the design and construction of the initial gas gathering system at the Westport project area. The system will tie in the initial five Westport wells and deliver gas into the Coos County pipeline. The system will include sufficient capacity to add additional Westport wells as they are drilled.

“We now have a complete reservoir data set and operational solutions related to gas and water production to fully evaluate the economic viability of the Westport CBM resources identified in our Coos Bay project,” said Torrent’s president and CEO, John Carlson. “Under a scenario of expected capital and operating costs and local gas pricing mechanisms we can now calculate potential reserves and values on a per unit well basis that illustrate the positive rates of return on a full field development project.”

These new results confirm the economic viability of the Coos Bay project and a full field development has the potential of developing a future un-risked asset value of between $160 million and $500 million. This range represents the potential economic development of the Coos Bay assets as a function of coal depth, drilling spacing area and under current costs and technology.

Carlson added, “We realize that this has been a long haul for investors, management and staff involved in the project, but not unexpected for a new CBM basin located in an area considered to be a frontier location. Now that we are closing in on the final details before going to commercial production, we are confident that Coos Bay will not only be well worth the wait, but will serve as a strong base for Torrent’s expansion strategy by establishing solid positive cash flows for many years to come. The next few months will be an exciting time as we prepare for commercial production once the final water permits are received and pipeline construction starts.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 118,000 acres of prospective land. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John Carlson, President & CEO

For further information please contact:

Investor Relations in the U.S.	Torrent Energy Corp.
Pfeiffer High Investor Relations, Inc.	John Carlson, President & CEO
Geoff High, Principal	Phone: 503-224-0072
Phone: 303-393-7044	Email: jcarlson@torrentenergy.com

Email: geoff@pfeifferhigh.com

Investor Relations in Canada

CHF Investor Relations

Kelly Cody, Associate Account Manager

Phone: 416-868-1079 ext. 223

Email: Kelly@chfir.com

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that the Westport wells can match the MHA deliverability models in the coming months; that final permitting of the initial 2,000 barrels of water per day water management system is expected in late-August; the Oregon based pipeline company facilitate the design and construction of the initial gas gathering system at the Westport project area which will tie in the initial five Westport wells and deliver gas into the Coos County pipeline; that the system will include sufficient capacity to add additional Westport wells as they are drilled; that full field development has the potential of developing a future un-risked asset value of between $160 million and $500 million; and that that we are closing in on the final details before going to commercial production. .

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include that our contractual partners may not perform as expected, the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling and/or interpreting data, market fluctuations and spot prices for gas, and the possibility that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our most recent 10-K filed on Edgar.